EXHIBIT 10.72

SECOND AMENDMENT TO THE
USEC INC. EXECUTIVE SEVERANCE PLAN

WHEREAS, the USEC Inc. Executive Severance Plan (the “Plan”) was adopted effective as of July 31, 2008; and

WHEREAS, an amendment to the Plan is desired in order to make certain changes to the restrictions in the Plan to clarify the timing of payment and to state certain rules of construction;

NOW THEREFORE, the Plan is amended as follows:

1.           Section 3.4 of the Plan is amended and restated to read as follows:

“3.4           Payment.  Subject to Section 3.5 below, the Participant’s Prorated Performance Bonus, if any, shall be payable in a lump sum after the end of the performance period at such time as bonuses under the Annual Incentive Program are paid to other executives of the Company but in any event no later than March 15th of the following calendar year.  Subject to Section 3.5 below, all other Severance Pay shall be payable in a lump sum as soon as practicable after the Eligible Separation from Service, but in any event no later than March 15th of the calendar year after the year in which the Eligible Separation from Service occurs.  Notwithstanding the preceding sentences, in the event Severance Pay or any other payment or distribution of a benefit under this Plan is deferred compensation subject to additional taxes or penalties under Section 409A of the Code if paid on or commencing on the date specified in this Plan, because the Participant is a Specified Employee within the meaning of the Section 409A regulations, such payment or distribution shall not be made or commence prior to the earliest date on which Section 409A permits such payment or commencement without additional taxes or penalties under Section 409A.  In the event payment is deferred under the preceding sentence, any amount that would have been paid prior to the deferred payment date but for Section 409A shall be paid in a single lump sum on such earliest payment date, without interest.”

2.           A new Section 6.11 is added to the Plan to read as follows:

“6.11           Interpretation and Construction.  This Plan is intended to be written, and shall be construed and operated in a manner that complies with Section 409A, such that no amounts payable hereunder shall become subject to income inclusion, additional taxes or interest under Section 409A of the Code (collectively “409A Penalties”).  In no event shall the Company be required to provide any Participant a tax gross-up payment with respect to, or to pay, any 409A Penalties.

3.           Except as set forth herein, the Plan shall remain in full force and effect.

Executed as of this 1st day of November, 2010

USEC Inc.

By:           /s/ W. Lance Wright
W. Lance Wright
Title:       Senior Vice President, Human Resources and
Administration

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